Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXELON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2990190
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10 South Dearborn Street
P.O. Box 805379
Chicago, Illinois	60680-5379
(Address of Principal Executive Offices)	(Zip Code)

PEPCO HOLDINGS LLC

RETIREMENT SAVINGS PLAN

(Full title of the plan)

Jonathan W. Thayer

Senior Executive Vice President and Chief Financial Officer

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

(Name and address of agent for service)

(800) 483-3220

(Telephone number, including area code, of agent for service)

with a copy to:

Patrick R. Gillard, Esquire

Ballard Spahr LLP

1735 Market Street

48th Floor

Philadelphia, Pennsylvania 19103

215-665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Exelon Corporation, Common Stock, no par value(1)	4,500,000 shares	$33.64	$151,380,000	$17,544.95

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable under the Pepco Holdings LLC Retirement Savings Plan in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.
(2)	Estimated in accordance with Rule 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices reported for the Common Stock on the New York Stock Exchange on December 8, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Exelon Corporation (“Exelon” or the “Registrant”) to register 4,500,000 shares of the Registrant’s Common Stock, no par value (the “Common Stock”), which are available for issuance pursuant to the Pepco Holdings LLC Retirement Savings Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed or to be filed with the Commission, are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 10, 2016;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the Commission on May 10, 2016, August 9, 2016 and October 26, 2016, respectively;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2016, January 28, 2016, February 26, 2016, March 7, 2016, March 24, 2016, April 1, 2016, April 5, 2016, April 7, 2016, April 15, 2016, April 29, 2016, May 25, 2016 (two reports), May 27, 2016, June 2, 2016, June 9, 2016, June 10, 2016, July 7, 2016, September 20, 2016, November 18, 2016 and December 13, 2016; and

•	the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on October 11, 2000, including any amendment or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The statements required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.

Exelon’s Bylaws provide that it is obligated to indemnify directors and officers and other persons designated by the board of directors against any liability, including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys’ fees and disbursements) including in connection with any proceeding. Exelon’s Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from Exelon of a personal benefit to which the recipient is not legally entitled.

As permitted by PBCL Section 1713, Exelon’s Bylaws provide that directors generally will not be liable for monetary damages in any action, whether brought by shareholders directly or in the right of Exelon or by third parties, unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness.

Exelon has entered into indemnification agreements with each of its directors. Exelon also currently maintains liability insurance for its directors and officers. In addition, the directors, officers and employees of Exelon are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and Exelon is insured to the extent that it is required or permitted by law to indemnify the directors, officers and employees for such loss. The premiums for such insurance are paid by Exelon.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of Exelon Corporation, as amended May 8, 2007 (incorporated herein by reference to Exhibit 3-1-2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the Commission on October 27, 2008).

4.2	Exelon Corporation Amended and Restated Bylaws, as amended on April 26, 2016 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2016).

5.1	Opinion of Ballard Spahr LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

In lieu of filing an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Act of 1974, as amended, or an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, as amended, the Registrant has submitted and hereby undertakes to submit the Plan and any amendment thereto to the IRS in a timely manner and has made and will continue to make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on December 15, 2016.

EXELON CORPORATION

By:	/s/ Christopher M. Crane

Name:	Christopher M. Crane
Title:	President, Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Jonathan W. Thayer

Name:	Jonathan W. Thayer
Title:	Senior Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Duane M. DesParte

Name:	Duane M. DesParte
Title:	Senior Vice President and Corporate Controller
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Crane or Jonathan W. Thayer and each or any one of them, his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Christopher M. Crane	President, Chief Executive Officer and	December 15, 2016
Name: Christopher M. Crane		Director

By:	/s/ Mayo A. Shattuck III	Director and Chairman	December 15, 2016
Name: Mayo A. Shattuck III

By:	/s/ Anthony K. Anderson	Director	December 15, 2016
Name: Anthony K. Anderson

By:	/s/ Ann C. Berzin	Director	December 15, 2016
Name: Ann C. Berzin

	Signature	Title	Date

By:	/s/ Yves C. de Balmann	Director	December 15, 2016
Name: Yves C. de Balmann

By:	/s/ Nicholas DeBenedictis	Director	December 15, 2016
Name: Nicholas DeBenedictis

By:	/s/ Nancy L. Gioia	Director	December 15, 2016
Name: Nancy L. Gioia

By:	/s/ Linda Jojo	Director	December 15, 2016
Name: Linda Jojo

By:	/s/ Paul L. Joskow	Director	December 15, 2016
Name: Paul L. Joskow

By:	/s/ Robert J. Lawless	Director	December 15, 2016
Name: Robert J. Lawless

By:	/s/ Richard W. Mies	Director	December 15, 2016
Name: Richard W. Mies

By:	/s/ John W. Rogers, Jr.	Director	December 15, 2016
Name: John W. Rogers, Jr.

By:	/s/ Stephen D. Steinour	Director	December 15, 2016
Name: Stephen D. Steinour

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of Exelon Corporation, as amended May 8, 2007 (incorporated herein by reference to Exhibit 3-1-2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the Commission on October 27, 2008).

4.2	Exelon Corporation Amended and Restated Bylaws, as amended on April 26, 2016 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2016).

5.1	Opinion of Ballard Spahr LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).